                                                                EXHIBIT 10.16(2)






                                   AGREEMENT



                               THE EDWARD FINEMAN
                                 COMPANY, INC.
                              ____________________

                           ISLANDS RESTAURANTS, INC.



                                  June 1, 1995

THIS AGREEMENT is entered into as of the first day of June, 1995 by and between THE EDWARD FINEMAN COMPANY, INC., a California corporation (EFC) and ISLANDS RESTAURANTS, INC., a Delaware corporation (ISLANDS).

                                    RECITALS

          WHEREAS, EFC is in the business of providing food and food related products to various types of business establishments; and

          WHEREAS, ISLANDS has, over the years, purchased from EFC a variety of meat, seafood and other food related products for all or substantially all of its restaurants; and

          WHEREAS, ISLANDS desires to have EFC continue to provide purchasing, manufacturing, warehousing and delivery services of such products pursuant to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   AGREEMENT

1.  TERM.  This agreement shall be in effect commencing June 1, 1995 with an
    ----
initial term of three (3) years, expiring on May 31, 1998 (the "Initial Term"). This Agreement shall terminate at the end of the Initial Term if written notice to terminate is given by either party to the other party as provided in paragraph 26 at least thirty (30) days prior to the last day of the Initial Term. Otherwise, this Agreement shall continue from year to year from and after the last day of the Initial Term until terminated by either party by written notice given to the other party as provided in paragraph 26 at least thirty (30) days prior to the last day of the contract year in which such notice is given. This Agreement may also be terminated earlier in the manner and under the circumstances provided in paragraph 17.

2.   REPRESENTATIONS OF EFC.  EFC represents and warrants that:
     ----------------------

     (a) EFC has the legal right and authority to enter into this Agreement and perform the services expected of EFC under the Agreement;

     (b) Based upon due inquiry, EFC has no knowledge of any facts or circumstances leading it to believe (i) that EFC lacks the legal right and authority to perform the services it has undertaken to perform pursuant to the Agreement; (ii) that the Agreement violates EFC's existing contractual obligations to any person or entity; (iii) that performance of the Agreement violates existing federal, state or local law, rules or regulations applicable to the conduct of EFC's business; or (iv) that EFC does not have all licenses and other authorizations presently required by law or regulation to permit EFC to perform its services under the Agreement with regard to ISLANDS's restaurants which EFC is presently serving;

     (c) EFC will comply with all reasonable requests of ISLANDS relating to the conduct of EFC's business with respect to the Agreement, or the performance of EFC under the Agreement, in order (i) not to interfere in any way with the business of ISLANDS and (ii) to maximize the benefits expected by ISLANDS from the Agreement; and

     (d) EFC will use its best efforts to conform products to applicable specifications and instructions.

3.   REPRESENTATIONS OF ISLANDS.  ISLANDS represents and warrants that:
     --------------------------

     (a) ISLANDS has the legal right and authority to enter into this Agreement;

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

     (b) Based upon due inquiry, ISLANDS has no knowledge of any facts or circumstances leading it to believe (i) that ISLANDS lacks the legal right and authority to perform its obligations pursuant to the Agreement; (ii) that the Agreement violates ISLANDS's existing contractual obligations to any person or entity; (iii) that performance of the Agreement violates existing federal, state or local law, rules or regulations applicable to the conduct of ISLANDS's business; or (iv) that ISLANDS does not have all licenses and other authorizations presently required by law or regulation to permit EFC to perform its obligations under the Agreement with regard to ISLANDS's restaurants which EFC is presently serving;

     (c) Those ISLANDS restaurants listed in Table II of the Operations Manual will purchase, from EFC, substantially all of its requirements of "core" products as set forth in Table I of the Manual. ISLANDS is entitled to purchase certain "non-core" products, as needed, from other suppliers. A non-exclusive list of non-core products is identified in Table I of the Operations Manual.

4.   FORCE MAJEURE.  Neither party shall be liable for delays in the performance
     --------------
of any act required under this Agreement to be performed by such party, if such delay is due to strikes, lockouts, failure of power or other utilities, injunction or other court or administrative order, governmental law or regulations which prevent or substantially interfere with the required performance, condemnations, riots, insurrections, martial law, civil commotion, war, fire, flood, earthquake, or other casualty, acts of God, or other causes not within the control of such party. The performance of any covenant, agreement, work, service or other act shall be excused for the period of delay and the period for the performance of the same shall be extended by such period.

5.   OPERATIONS MANUAL.  Attached to this Agreement is an Operations Manual (the
     -----------------
"Manual") that defines the financial arrangements, specifications and operational guidelines of the program conducted by EFC for ISLANDS. All of the provisions of the Manual are incorporated herein by this reference and shall have full force and effect as if set forth herein in their entirety.

6.   PRODUCT OWNERSHIP & INVENTORIES.  At the direction of ISLANDS, EFC shall
     -------------------------------
purchase, own and control inventory levels of ISLANDS's desired products to be
either manufactured or warehoused by EFC.    ISLANDS also agrees to deplete,
within a reasonable time, any and all inventories which have been discontinued on a national or regional level that were purchased by EFC exclusively for ISLANDS. It is agreed and understood that both parties shall endeavor to maintain inventory levels at less than 30 days supply based on anticipated usage by the restaurants. Selected inventories that exceed 30 days supply are subject to interest and storage charges as described in the Manual.

7.   PRODUCTION AND SPECIFICATIONS.  EFC shall be responsible for the
     -----------------------------
performance of all production activities, including cutting and packaging as required and specified by ISLANDS and the attached Manual for ISLANDS's business. EFC is entitled to assign approved outside agents to facilitate such production functions as necessary to perform the Agreement. ISLANDS agrees not to unreasonably withhold approval of such agents. All products covered by this Agreement and the Manual shall conform to ISLANDS's written specifications, including but not limited to grade, type, size, weight and aging. ISLANDS may, from time to time, by written notice to EFC, make commercially reasonable modifications or additions to any specification as it deems necessary. EFC shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

8.   WAREHOUSING.   EFC agrees to provide administrative (order-processing),
     -----------
receiving, shipping, and loading services of products for the sale to ISLANDS restaurants, listed in Table II of the Manual, under guidelines specified under
the Manual.   EFC may assign outside agents to facilitate such warehousing functions as necessary to perform the distribution services. EFC shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

9.   TRANSPORTATION.  EFC shall provide delivery service to each ISLANDS
     --------------
restaurant, listed in Table II of the Manual, and as specified in the Manual. EFC may assign outside agents to facilitate such delivery services as necessary. EFC shall monitor and respond to all issues and problems of the performance of EFC and its agents and upon receipt of written notice of non-compliance with the Agreement, EFC shall, within ten (10) days, place itself into compliance under the Agreement.

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

10.  COST-PLUS PROGRAM.  EFC shall charge ISLANDS for the above described
     -----------------
services on a Cost-Plus formula. The Cost-Plus formula is defined in the Manual and all rates pertaining to the Cost-Plus section in the Manual shall remain in effect unless changes are mutually agreed upon by both parties.

11.  REVIEWS AND AUDITS.  EFC shall provide proper documentation related to
     ------------------
matters covered in this Agreement and the Manual as required by ISLANDS. Such Documents shall include, but not limited to complete and accurate records to substantiate the landed cost of goods ("LCG") for each product supplied to ISLANDS, along with all other charges, including storage fees, interest charges
and upcharges.    EFC shall be required to maintain such records on file for two
(2) years. ISLANDS may audit such records at any time upon reasonable notice. Both parties agree to reimburse the other party for any adjustments revealed by any audits or series of audits. EFC agrees to abide by all reasonable
recommendations of ISLANDS   relating to modifications of EFC's record-keeping
system to the extent that EFC's existing system fails properly to reflect costs being charged to ISLANDS.

12.  BILLING OF GOODS.   EFC shall generate an invoice for each order placed by
     ----------------
ISLANDS restaurants, itemizing the number of cases per item, item description, net weight, sale price, and extended sales dollars. ISLANDS shall pay all invoices in full as signed for by the ISLANDS designated receiver of goods. All billings shall be due and payable to EFC within 7 days from date of receipt of goods by the restaurant ordering the goods.

13.  INDEMNITY.  EFC will indemnify, defend and hold harmless ISLANDS, its
     ---------
parent and affiliates, officers and directors, agents, employees, subcontractors, independent contractors and customers from any and all claims, demands, losses, liabilities, suits at law or in equity, costs and expenses, including reasonable attorney's fees, arising out of, or relating to:

     (a) EFC's activities;

     (b) EFC's products and/or completed operations;

     (c) EFC fixtures, equipment, or supplies used in connection with services provided to ISLANDS; or

     (d) any injury, illness and/or death caused, in whole or in part, by contact with, use and/or consumption of, EFC's products.

     Notwithstanding the foregoing, EFC shall have no obligation to indemnify, defend or hold ISLANDS harmless from ISLANDS's own gross negligence or intentional acts. Upon tendering of any suit to EFC, EFC shall defend the same at its sole cost and expense. ISLANDS agrees to advise EFC in the event it receives notification that a claim has been or may be filed with respect to a matter covered by this indemnity and EFC shall be given the opportunity to assume the defense of that claim. If EFC fails to assume such defense, ISLANDS may defend the action in the manner it deems appropriate, and EFC shall pay to ISLANDS all costs, including reasonable attorney's fees, incurred by ISLANDS in effecting such defense, in addition to any sum which ISLANDS may pay by reason of any settlement or judgment against ISLANDS. Notwithstanding anything to the contrary, the burden of proof shall be on EFC to defend the lawsuit and establish ISLANDS's negligence and/or misconduct contributed to such injury, loss, illness or death. In the event it is either established by a court of competent jurisdiction or admitted by EFC that the product, in the condition it existed when delivered to ISLANDS, caused the subject injury, illness and/or death, EFC shall only be liable to the extent it is determined or admitted that the product, in the condition it existed when delivered to ISLANDS, caused such injury, illness and/or death.

14.  INSURANCE.  EFC shall maintain in full force and effect, at EFC's expense,
     ---------
and shall provide to ISLANDS, certificates of insurance evidencing insurance coverage in accordance with ISLANDS's requirements as follows:

     (a) The certificates of insurance shall name ISLANDS as an "Additional Insured".

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

     (b) EFC insurers must be approved by ISLANDS and have a financial rating of at least A-VII in the most current edition of A.M. Best's insurance reports. EFC's policies of insurance shall include:

         (i) Commercial general liability insurance, including contractual liability, product/completed operations, broad form property damage, and manufacturer's liability with broad form endorsement, with minimum primary limits of $1,000,000 per occurrence and $2,000,000 aggregate covering claims for bodily injury and/or death to persons and/or injury to property and property damages arising out of the services or products covered under this Agreement, and shall contain a waiver of subrogation by EFC's insurance carriers against ISLANDS and ISLANDS's insurance carriers with respect to all obligations assumed by EFC pursuant to this Agreement,

         (ii) Workers' compensation insurance and employer's liability insurance with minimum limits of $100,000 per employee and $1,000,000 per accident,

         (iii) Automobile liability insurance with minimum limits of $1,000,000 combined single limits, such insurance to include coverage for owned, non-owned, and hired vehicles.

     (c) In addition to commercial general liability and automobile insurance policies, EFC must maintain an umbrella policy with a limit of no less than $10,000,000 per occurrence and aggregate. Each insurance policy required by this Agreement shall contain provisions to the effect that the policy limits may not be reduced, terms changed, or policy canceled with less than thirty (30) days prior written notice provided to ISLANDS. The insurance required by this Agreement shall be primary and non-contributing with respect to any other insurance available to ISLANDS. EFC will provide a copy of any contract of insurance required under this Agreement, upon request from ISLANDS.

15.  CONFIDENTIALITY.  In the course of  the relationship  between ISLANDS and
     ---------------
EFC, under this Agreement, both parties may be given, or have access to, non-public confidential information concerning the other party's marketing or operational policies, practices and future plans. Both Parties agree to protect and maintain the confidentiality of each other's information and shall not disclose or transmit such information to any third person for so long as the information is not publicly disclosed.

16.  ASSIGNMENT.   The Agreement shall be binding upon and shall inure to the
     ----------
benefit of, the parties of this Agreement, provided, however, it shall not be assigned by either ISLANDS or EFC without the prior written consent of the other party, provided, consent shall not be unreasonably withheld.

17.  DEFAULT AND TERMINATION.
     -----------------------

     (a) Event of Default by EFC:

         (i) If EFC fails or refuses to comply with any of its obligations under this Agreement, or,

         (ii) If EFC seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets;

     (b) Event of Default by ISLANDS:

         (i) If ISLANDS fails or refuses to comply with any of its obligations under this Agreement, or

         (ii) If ISLANDS seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets.

     In the Event of Default, the non-defaulting party may terminate this Agreement upon ten (10) days prior written notice to the defaulting party and this Agreement shall terminate in the event that the defaulting party has failed to cure within the ten (10) day period after receipt of such notice. The failure of the non-defaulting party to terminate the Agreement upon the occurrence of one or more of these events of default shall not constitute a waiver or otherwise affect the right to terminate the Agreement as a result of a continuing or subsequent failure or refusal to comply with any of such obligations. Furthermore, failure by the non-defaulting party to exercise any of its rights or remedies hereunder or insist on strict compliance by the defaulting party with any of the terms of this Agreement shall not constitute a waiver of any of the terms or conditions of this Agreement with respect to any other or subsequent breach nor shall it constitute a waiver of its right at any time thereafter to require strict compliance with the terms of this Agreement.

18.  INSPECTIONS.
     -----------

     (a) EFC's product must comply with the inspection and test procedures established and carried out by the United States Department of Agriculture ("USDA") and all applicable federal, state and local laws. In addition, at no time will EFC's procedures and standards be less stringent than those set forth in the document entitled Hazard Analysis Critical Control Points, Second Edition, dated January 1995 and prepared by Midwest Portion Meats, Inc., otherwise known as a "HACCP program". Should the USDA, State or Local agencies mandate pathogen testing procedures (i.e. - E. Coli, Salmonella, Listeria, etc.), any expenses directly related to products sold to ISLANDS to implement such procedures and/or requirements shall be paid by EFC up to $20,000 per year. For any expenses directly related to products sold to ISLANDS, exceeding $20,000 per year, ISLANDS agrees to pay a surcharge against the landed cost of goods (LCG) of up to an additional $20,000 per year. Should any expenses exceed the sum total of $40,000 per year, both parties agree to negotiate a resolution. The surcharge shall be calculated by determining the annual expense exceeding $20,000, up to $40,000, divided by the estimated annual volume sold (in pounds) to determine a cents-per-pound rate to be added to LCG.

     (b) Upon request, EFC will provide ISLANDS with copies of all inspection reports and provide additional documentation to indicate compliance with this paragraph.

     (c) All products ordered hereunder, as well as the facility in which such are manufactured, will be subject to inspection and testing by ISLANDS to the extent practicable at all times and places, including the period of manufacture and in any event prior to acceptance. EFC agrees to permit ISLANDS access to EFC's facilities at all reasonable times and upon reasonable notice for such inspection. EFC's product will be subject to final inspection and acceptance by ISLANDS after delivery. It is expressly agreed that inspections and/or payments prior to delivery will not constitute final acceptance. If the product does not meet the specifications or otherwise conform with the requirements of any order by ISLANDS or this Agreement, ISLANDS shall have the right to reject such product.

19.  RECALL.  In the event it is deemed necessary by  EFC to recall any quantity
     ------
of the product, from any restaurant of ISLANDS or from any consumer, either as a result of failure of the product to satisfy the specifications, comply with any warranties, or for any other reason bearing on quality and/or safety of the product, EFC agrees to comply diligently with all product recall procedures established by the U.S. Consumer Product Safety Commission. Furthermore, EFC agrees to bear all costs and expenses incurred by it and/or ISLANDS in complying with such recall procedures.

20.  COMPLIANCE.  EFC agrees that all food products including food articles,
     ----------
food ingredients and food packaging comprising the product or any part thereof delivered, sold or transferred to ISLANDS hereunder (a) shall be in full compliance with either the Federal Food, Drug and Cosmetic Act ("FDCA"), as amended, or the rules and regulations promulgated from time to time by the USDA, or any other applicable rule or regulation, as the case may be; (b) shall be manufactured, stored and delivered in accordance with appropriate "Good Manufacturing Practices" under the FDCA or comparable regulations of the USDA, as applicable; (c) shall not be adulterated or misbranded within the meaning of the FDCA or USDA, as applicable; (d) shall not be a food product which may not, under the FDCA (or comparable regulations of the USDA), be introduced into interstate commerce except as provided, therein; (e) shall comply with all regulations, statutes, state or federal, U.S. or Canadian with respect to nutritional labeling requirements, and (f) shall not be food product adulterated or misbranded under any applicable provision of any state law or municipal ordinance.

21.  HARMFUL INGREDIENTS/DEFECTIVE DESIGN.  Whenever EFC becomes aware that any
     ------------------------------------
ingredient or component of the product covered by this Agreement is or may become harmful to persons or property, or that the design or construction of the product is defective in any manner which is or may become harmful to persons or property, EFC shall immediately give notice thereof, including all relevant information with respect thereto, to ISLANDS.

22.  INDEPENDENT CONTRACTOR RELATIONSHIP.  EFC acknowledges that it is an
     -----------------------------------
independent contractor and is not an agent, partner, joint venturer nor employee of ISLANDS. EFC shall have no authority to bind or otherwise obligate ISLANDS in any manner nor shall EFC represent to anyone that it has a right to do so. ISLANDS is not an agent, partner, joint venture, or employee of EFC, and ISLANDS shall have no authority to bind or otherwise obligate EFC to any third party, or make any contrary representation to anyone. ISLANDS further makes no representations regarding the duration of this Agreement beyond the Term contemplated herein, and EFC and ISLANDS acknowledge that such Term may be abbreviated for Events of Default.

23.  NO THIRD-PARTY BENEFICIARY.  No persons other than the signatories to this
     --------------------------
Agreement and their successors have enforceable rights under this Agreement.

24.  APPLICABLE LAW.   This Agreement and all of its provisions shall be
     --------------
construed in accordance with, and governed by, the internal laws of the State of California without regard to the conflicts of laws provisions or principles of California law. Any legal action brought by EFC against ISLANDS based on, arising out of or to enforce the Agreement shall be brought in a state court in San Diego County or in the United States District Court for the Southern District of California, and any legal action brought by ISLANDS against EFC based on, arising out of or to enforce the Agreement shall be brought in a state court in Los Angeles County or in the United States District Court for the Central District of California (collectively, the "Designated Jurisdiction"); provided, however, that nothing herein shall bar either EFC or ISLANDS (a) from asserting any cross-claim or third party claim against the other in any proceeding in another jurisdiction in which EFC or ISLANDS are sued or joined by a third party, or (b) from suing ISLANDS or EFC, as the case maybe, in another jurisdiction having personal jurisdiction over ISLANDS or EFC if ISLANDS or EFC also have a claim or cause of action arising out of the same transaction against a third party who is not amenable to the personal jurisdiction of the court in the Designated Jurisdiction. EFC and ISLANDS both agree to waive trial by jury with respect to any claims, causes of actions, set-offs or defenses asserted by either against the other; provided, however, that nothing herein shall bar either EFC or ISLANDS from seeking trial by jury with regards to any claims, causes of action, set-offs or defenses by or against any other person joined in the lawsuit with EFC or ISLANDS, as the case may be.

25.  TIME OF ESSENCE.   Time is of the essence in each provision of the
     ---------------
Agreement in which a date or period of time is established for the performance of any act.

26.  NOTICE.   All notices, requests, demands, and other communications given in
     ------
connection with this Agreement, shall be in writing and deemed to have been duly given if delivered personally or mailed, by registered or certified mail (return receipt requested), or by faxsimile if mailed 1st class on the same day or sent via overnight mail delivery service with receipt and with postage prepaid to the business address of either party as set forth below or to such other persons or addresses as may be provided in writing given by either party to this Agreement to the other party in the manner specified herein.

     To EFC at:     The Edward Fineman Company, Inc.
                    13215 Cambridge Street.
                    P. O. Box 3343
                    Santa Fe Springs, CA 90670
                    Attention: President
                    Fax:  (310) 926-5113

     To ISLANDS at: Islands Restaurants
                    115 South Acacia Avenue
                    P. O. Box 7007
                    Solana Beach, CA 92075-1803
                    Attention: President
                    Fax:  (619) 481-0693

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

27.  ENTIRE AGREEMENT.   All documents and exhibits attached hereto or referred
     ----------------
to herein, including the Manual and all exhibits attached thereto, constitute a part of this Agreement. This Agreement contains all representations, warranties and agreements made by the parties hereto relating to the subject matter hereof. It is the intention of the parties to incorporate in this Agreement, their full and complete understanding, and no amendment, modification or addition hereto shall have effect or be binding unless it is in writing and signed by the parties hereto.

28.  TITLES AND REFERENCES.   The titles to the paragraphs of this Agreement are
     ---------------------
for convenience only and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part of this Agreement.

29.  COUNTERPARTS.   This Agreement may be executed in one or more counterparts,
     ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.  FURTHER ASSURANCES.   The parties hereto, and each of them, agree to take
     ------------------
such further actions, and execute such additional documents, instruments and other writings, as may reasonably be requested by the other party hereto in order more fully to give effect to the intentions of the parties with respect to the subject matter of this Agreement.

31.  SEVERABILITY.  The provisions of the Agreement are severable and the
     ------------
Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

32.  SURVIVAL.   Paragraphs 2 & 3 (Representations), 4 (Force Majeure), 11
     --------
(Audits), 13 (Indemnity), 15 (Confidentiality), 19 (Recall), 24 (Applicable Law) and 26 (Notice) shall survive termination or expiration of this Agreement and
be binding upon such party, its successors and assigns.   Either party shall
notify the other party upon occurrence of a change of control of the company, the sale of all or substantially all of the assets of the company, or a corporate merger or consolidation.

IN WITNESS WHEREOF, the parties hereto, or their duly authorized agents, have caused this Agreement to be executed as of the date first above written.


THE EDWARD FINEMAN COMPANY, INC.        ISLANDS RESTAURANTS, INC.



by______________________________        by_____________________________________
     Edward Fineman                        John M. Creed
     President                             Chairman and Chief Executive Officer

                                       8